Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated May 14, 2025 relating to the Common Stock, par value $0.10 per share, of Logility Supply Chain Solutions Inc. (fka American Software Inc.) shall be filed on behalf of the undersigned.

NEEDHAM INVESTMENT MANAGEMENT LLC By: /s/ James W. Giangrasso
Name: James W. Giangrasso
Title: Chief Financial Officer

NEEDHAM ASSET MANAGEMENT, LLC By: /s/ James W. Giangrasso
Name: James W. Giangrasso
Title: Authorized Person

NEEDHAM AGGRESSIVE GROWTH FUND By: /s/ James W. Giangrasso
Name: James W. Giangrasso
Title: Chief Financial Officer

GEORGE A. NEEDHAM By: /s/ George A. Needham